Exhibit 10.2

FIELD GROUP PENSION PLAN
RECOVERY PLAN
(Revised July 2008)

Introduction

This recovery plan has been prepared by the Trustee to satisfy the requirements of Section 226 of the Pensions Act 2004, after obtaining the advice of Alison Higginbottom, the Scheme Actuary, and after obtaining the agreement of Chesapeake Plc (formerly Field Group Plc).

It follows the actuarial valuation of the Plan as at 5 April 2006, which revealed a funding shortfall (technical provisions minus value of assets) of £43.0 million.

The original version of this recovery plan dated 8 June 2007 has been revised in July 2008. Under the original recovery plan Chesapeake Plc (formerly Field Group Plc) was required to make additional contributions in 2007 and 2008 if these were necessary to bring the Plan’s funding ratio up to 90% at 5 April 2008. The Annual Actuarial Report as at 5 April 2008 revealed an estimated funding shortfall of £58.9 million at 5 April 2008 equivalent to a funding ratio of 75%. Under the original recovery plan Chesapeake Plc was required to make a total contribution (over and above those needed to cover benefits being earned in the future and expenses) of £35.6 million by 15 July 2008. Chesapeake Plc is unable to afford this level of contribution in 2008 and so the Trustee and Chesapeake Plc have agreed a revised recovery plan after obtaining the advice of the Scheme Actuary.

Steps to be taken to ensure that the statutory funding objective is met

To eliminate this funding shortfall, the Trustee and the employer have agreed that additional contributions (i.e. contributions over and above those needed to cover benefits being earned in the future and expenses) will be paid to the Plan by Chesapeake Plc as follows:

•	£6 million each year for 15 years (from 2007 to 2021 inclusive) payable in annual instalments by 15 July each year, save that the contribution payable in 2008 shall be paid by 16 July 2008.

These amounts are in addition to the additional contribution of £5.0m which was paid in July 2006.

The Scheme Actuary will carry out annual funding updates at 5 April each year using assumptions determined in line with the latest Statement of Funding Principles from time to time but with the financial assumptions based on market conditions at the effective date of the funding update. Should a funding update carried out at an effective date on or after 5 April 2015 reveal that the funding shortfall calculated at that date is estimated to have been eliminated then the Schedule of Contributions will be revised as soon as reasonably practicable. The revised Schedule of Contributions will not include any further shortfall contributions under this recovery plan or, if as a result of the immediate termination of shortfall contributions the Scheme Actuary would be unable to provide any certificate required under the Pensions Act 2004, will provide that shortfall contributions under this recovery plan will continue only until the date which the Scheme Actuary advises is the earliest he/she considers acceptable in order to be able to provide such certificate.

Period in which the statutory funding objective should be met

Under this recovery plan, if the assumptions made are borne out in practice the funding shortfall revealed by the valuation as at 5 April 2006 will be eliminated in 8 years, which is by 15 July 2014.  The assumptions are:

•
technical provisions will continue to be calculated according to the method and assumptions set out in the statement of funding principles dated July 2008, with financial conditions unchanged from those at the valuation effective date.

•	the experience of the Plan will be in line with the assumptions underlying the technical provisions.

Under this recovery plan, the estimated funding shortfall revealed by the Annual Actuarial Report as at 5 April 2008 will be eliminated in 15 years from the date of the actuarial valuation as at 5 April 2006, which is by 15 July 2021 if the assumptions underlying the 2008 update are borne out in practice.  The assumptions are:

•
technical provisions will continue to be calculated according to the method and assumptions set out in the statement of funding principles dated July 2008, with financial conditions updated to 5 April 2008.

•	the experience of the Plan after 5 April 2008 will be in line with the assumptions underlying the technical provisions.

Progress towards meeting the Statutory Funding Objective

On the assumptions made, 50% of the above additional contributions will be paid in 8 years, which is by 15 July 2014.

This Recovery Plan was agreed by the Trustee in June 2008.

This Recovery Plan may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Recovery Plan.

Signed on behalf of Chesapeake Plc

Signature:  /s/ G. Faller
Name:         G. Faller
Position:    Director
Date:          15 Jul. 08

Signed on behalf of Field Group Pension Trustee Limited

Signature:  /s/ M. H. O'Connell
Name:         M. H. O'Connell
Position:    Chairman
Date:          15.07.08.

Field Group Pension Plan (the Plan)
Statement of Funding Principles (SFP)
(Revised July 2008)

Introduction
This statement sets out the Trustee’s policy for securing that the statutory funding objective (SFO) is met.  The SFO is defined in section 222 of the Pensions Act 2004, which states that every scheme must have sufficient and appropriate assets to cover its technical provisions.
The original version of this Statement of Funding Principles dated 8 June 2007 has been revised in July 2008. The original Statement of Funding Principles stated that the employer maintained its commitment to reach a 90% funding level by 2008, as agreed following the 2003 valuation. Chesapeake Plc (formerly Field Group Plc) is unable to afford the contributions needed to achieve a funding level of 90% at April 2008 and so the Statement of Funding Principles has been revised to remove this commitment following advice from the Scheme Actuary. Both the Recovery Plan and the Schedule of Contributions are also being revised to reflect the removal of the commitment to achieve a 90% funding level by 2008. The Statement of Funding Principles has also been revised to reflect the fact that with effect from 1 July 2008 Chesapeake Plc will meet the Plan’s administration expenses directly as they fall due rather than paying contributions to the Plan annually in arrears in respect of the Plan’s expenses.

Technical provisions
The technical provisions are the amount that will be needed to pay the Plan benefits that relate to service up to the valuation date, if the assumptions made are borne out in practice.
The assumptions used to calculate the technical provisions are intended to provide a prudent estimate of the future experience of the Plan, with a modest allowance for the future potential outperformance over gilts from continued investment in more risky asset sectors such as equities.  There is an underlying assumption that the Plan will continue with benefits being met from the Plan as they fall due.
The method and assumptions used to calculate the technical provisions are summarised in Appendices A and B.

Employer contributions
Employer contributions are assessed by calculating the cost of future benefit accrual using the same assumptions as for the technical provisions:
plus
• an estimate of the cost of providing lump sum death benefits;

reduced by
• the contributions made by members;

adjusted by
• the amounts needed to eliminate any shortfall or surplus relative to the technical provisions.

The employer will also pay an annual contribution to the Plan equal to the Plan’s administrative expenses including the Pension Protection Fund (PPF) and other levies collected by the Pensions Regulator, in respect of expenses incurred before 1 July 2008. From 1 July 2008 the employer will pay the Plan’s administrative expenses including the PPF and other levies collected by the Pensions Regulator directly as they fall due.

Dealing with shortfalls
Any shortfall in assets compared with technical provisions identified at an actuarial valuation will be eliminated as quickly as the employer can reasonably afford by the payment of additional contributions in accordance with the recovery plan agreed between the Trustee and the employer.  The additional contributions will generally consist of a stream of regular level payments made over the recovery period.
In determining the recovery period at any particular valuation the following factors will be taken into account:
• the size of the funding shortfall;

• the business plans of the employer;

• the Trustee’s assessment of the financial covenant of the employer; and

• any contingent security offered by the employer.

Should future valuations reveal a deficit larger than expected, the payments under the original plan will continue, but will be supplemented by additional payments.
The assumptions to be used in the shortfall elimination calculations will be the same as those for calculating the technical provisions.

Policy on discretionary increases and funding strategy
Under the provisions of the Plan’s Trust Deed and Rules, there are certain discretionary powers to provide or increase benefits for, or in respect of, all or any of the members of the Plan.
The employer has confirmed that it does not wish to make any advance provision for any discretionary benefits that could be provided under the Plan’s Trust Deed and Rules. Therefore no allowance for discretionary benefits is included in the technical provisions.
If any discretionary increases to benefits are made, the Trustee’s current policy is to request immediate additional contributions to meet the cost of such increases.  This policy will be reviewed if there is a material improvement in the Plan’s discontinuance funding level or if substantial financial security is offered to the Plan by the employer.

Interaction with investment strategy
• The assets that most closely match the Plan’s liabilities are index-linked and fixed-interest gilts of appropriate term compared to the liabilities.

• The Plan is partly invested in assets such as equities that are expected, although not guaranteed, to produce a higher return than gilts.  The Trustee understands that investing in equities reduces the expected contributions required from the employer in the long-run.

• An allowance for the extra return expected from equity investment has been taken into account in setting the Plan’s technical provisions.  If this extra return is not achieved over the long term, the shortfall will ultimately need to be met by increased contributions from the employer.

• Both the employer and the Trustee appreciate that the contributions required can be volatile.

• The Trustee regularly reviews the Plan’s investment strategy taking into account the funding position and liability profile.  The Trustee will consult fully with the employer before any changes are made to the investment strategy.

Risks
The Trustee and the employer recognise that there are a number of risks inherent in the funding plan and that additional funding may be required at future valuations if the experience of the Plan is not in line with the assumptions made.  In addition to the investment risk detailed above, particular risks are:

Longevity risk
Future improvements in life expectancy may be greater than anticipated. In setting the Plan’s funding target standard mortality tables have been used, adjusted to make some allowance for future improvements in longevity.  The mortality assumptions are reviewed as part of the formal triennial actuarial valuations.

Discontinuance risk
The Trustee and the employer recognise that the Plan could be discontinued in accordance with Clause 12 of the Plan’s Trust Deed & Rules.
If the Plan is discontinued then the technical provisions may need to be revised to reflect the change in the Plan’s circumstances.  There is a risk that the assets in the Plan at that time may be insufficient to cover these revised technical provisions.  In addition, there is a risk that the employer may at that time be unable to meet its obligation to contribute to the Plan.  Furthermore, the capacity of the insurance market may be insufficient at that time to secure the liabilities externally, if the Trustee wished to do so.

Monitoring employer covenant
The employer will provide the Trustee with quarterly cashflow information for the participating employers. In addition, the employer will send copies of its annual accounts to the Trustee as soon as they become available and inform the Trustee as soon as possible of developments which have or could have a material adverse impact on the strength of the employer covenant.
The Trustee will review the need for further information on employer covenant such as an independent assessment at least once a year, and following any valuation or funding report which shows a shortfall against the technical provisions.

Frequency of valuations	The Plan’s first actuarial valuation to which this statement applies is being carried out as at 5 April 2006. Subsequent valuations will normally be carried out every three years.

The Trustee will obtain an actuarial report on developments affecting the Plan’s funding level as at each intermediate anniversary of the valuation date.
If, after considering the actuary’s advice, the Trustee becomes of the opinion that it is unsafe to rely on the results of the previous full valuation as a basis for future employer contributions, it will consider seeking the employer’s agreement to the calling of a full valuation.

Signatures
This statement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this statement.

This statement has been agreed by the employer.

Signed on behalf of Chesapeake Plc
	Signature: /s/ G. Faller	Name: G. Faller

	Position: Director	Date: 15 Jul. 08

This statement was agreed by the Trustee in June 2008 and is effective from the date of signature.
Signed on behalf of Field Group Pension Trustee Limited
	Signature: /s/ M. H. O'Connell	Name: M. H. O'Connell

	Position: Chairman	Date: 15.07.08.

Appendix A:
Method and financial assumptions for determining the technical provisions and the employer contributions

Method	The actuarial method to be used in the calculation of the technical provisions is the Projected Unit Method with a three year Control Period.

Financial assumptions -approach	The approach to be used in determining each of the financial assumptions for calculating the technical provisions and the employer contributions is set out below.

Price inflation	The assumption is derived from the difference between the market yields on long-dated fixed-interest and index-linked gilts at the valuation date.

Discount rate
The annualised gross redemption yield on the 20 year gilt index (all stocks) at the valuation date plus 1.0% p.a., rounded to the nearest 0.1% p.a.
The same discount rate is to be used for both pre-retirement and post-retirement liabilities.

Pay increases	Each member’s salary is assumed to increase in line with the assumed rate of price inflation plus 1.0% p.a.

Increases to pensions in payment	Derived from the price inflation assumption allowing for the maximum and minimum annual increases.

Revaluations of deferred pensions in excess of GMP	The price inflation assumption (subject to review if there is a significant change in the level of this assumption).

Expenses	No allowance in the calculation of the technical provisions. The employer will meet the cost of the Plan’s administrative expenses each year.

Financial assumptions -summary
A summary of all the financial assumptions for calculating the technical provisions and the employer contributions for the valuation at 5 April 2006, determined using the approach outlined above, is as follows:

(% p.a.)
Discount rate	5.3
Price inflation	3.0
Rate of pay increases	4.0
Rate of increases to pensions in payment in excess of GMPs - subject to inflationary increases up to 5% p.a. - subject to inflationary increases up to 2.5% p.a.	2.9 2.1
Rate of increases to post-88 GMPs in payment	2.4
Rate of revaluation of deferred pensions in excess of GMP	3.0

Appendix B:
Demographic Assumptions

Post-retirement mortality
For current pensioners and dependants:
117.5% of standard tables PMA92 and PFA92 projected forward to calendar year 2016, making allowance for improvements in mortality in line with the PA92 Medium Cohort improvement factors.
For future pensioners and dependants:
117.5% of standard tables PMA92 and PFA92 projected forward to calendar year 2026, making allowance for improvements in mortality in line with the PA92 Medium Cohort improvement factors.
Sample life expectancies are shown below.

Pre-retirement mortality	Males: Standard table AM92 Ultimate rated down by 2 years Females: Standard table AF92 Ultimate rated down by 2 years Sample rates are shown below.
Early retirements	For active members: Members will be assumed to retire in accordance with the assumptions shown below. For deferred members: All members are assumed to retire at their Normal Retirement Date.
Withdrawals	Allowance made for withdrawals from service (see sample rates below).
Family Details
A man is assumed to be three years older than his wife.
90% of non-pensioners are assumed to be married at retirement or earlier death.
90% of pensioners are assumed to be married at the valuation date.
These assumptions include allowance for pensions payable to other dependants including civil partners.

Commutation	No allowance.

Sample rates	The tables below illustrate the allowances made for withdrawals, deaths before retirement and retirements from service at various ages.

	Percentage leaving the Plan in the next year as a result of
Men	Current age	Death before retirement	Withdrawal from service	Retirement
	25	0.06	12.5	0
	30	0.06	10.0	0
	35	0.06	7.5	0
	40	0.08	5.0	0
	45	0.12	2.5	0
	50	0.20	0	0
	55	0.35	0	0
	60	0.64	0	20
	61	0.71	0	10
	62	0.80	0	10
	63	0.90	0	10
	64	1.01	0	10
	65	1.13	0	100

Women	Percentage leaving the Plan in the next year as a result of
	Current age	Death before retirement	Withdrawal from service	Retirement
	25	0.02	18.75	0
	30	0.03	15.00	0
	35	0.04	11.25	0
	40	0.06	7.50	0
	45	0.10	3.75	0
	50	0.16	0	0
	55	0.25	0	0
	60	0.41	0	50
	61	0.46	0	10
	62	0.51	0	10
	63	0.56	0	10
	64	0.62	0	10
	65	0.68	0	100

Life expectancy of retired members

Current age	Life expectancy of current male pensioners	Life expectancy of current female pensioners
60	25.0	27.8
65	20.5	23.2
70	16.3	18.9
75	12.4	14.9
80	9.0	11.2
85	6.2	8.0
90	4.1	5.6
95	2.9	3.9
100	2.1	2.9

Life expectancy of future pensioners

Current age	Life expectancy of future male pensioners	Life expectancy of future female pensioners
60	25.8	28.5
65	21.2	23.9
70	16.8	19.5
75	12.9	15.3
80	9.4	11.5
85	6.4	8.3
90	4.3	5.8
95	3.0	4.0
100	2.2	3.0

Appendix C:
Further information to meet requirements of Scheme Funding Regulations

Policy on reduction of cash equivalent transfer values
The Trustee will ask the actuary to advise them at each valuation of the extent to which assets are sufficient to provide cash equivalent transfer values (CETVs) for all non pensioners without adversely affecting the security of the benefits of other members and beneficiaries.

Where coverage is less than 100%, the Trustee will take advice from the Scheme Actuary regarding whether to reduce CETVs and, if appropriate, the extent of such reduction.

If at any other time, after obtaining advice from the actuary, the Trustee is of the opinion that the payment of CETVs at a previously agreed level may adversely affect the security of the benefits of other members and beneficiaries, the Trustee will commission a report from the actuary regarding the extent to which CETVs should be reduced.

Payments to the employer	Payments from the Plan to the employer are only permitted if the Trustee determines that there is a surplus following the wind-up of the Plan, under Rule 12.5(b) of the Trust Deed and Rules.

Contributions to the Plan	There are no arrangements currently in place for persons other than the employer or members of the Plan to contribute to the Plan.

FIELD GROUP PENSION PLAN
SCHEDULE OF CONTRIBUTIONS FOR THE PERIOD 5 APRIL 2007 TO 15 JULY 2021
(Revised July 2008)

This schedule of contributions has been prepared by the Trustee to satisfy the requirements of Section 227 of the Pensions Act 2004, after obtaining the advice of Alison Higginbottom, the Scheme Actuary, and after obtaining the agreement of Chesapeake Plc (formerly Field Group Plc).

The original version of this Schedule of Contributions dated 8 June 2007 has been revised in July 2008 to reflect the revised recovery plan agreed between the Trustee and Chesapeake Plc in July 2008 and to reflect the fact that Chesapeake Plc has agreed to meet the Plan’s administration expenses directly as they fall due rather than reimburse the Plan annually at the end of each year.

1. Employer contributions

In respect of future accrual of benefits and the provision of death-in-service lump sum benefits the employer will pay the following:

•	12.3% of Eligible Earnings in respect of Sixtieth Accrual Members
•	9% of Eligible Earnings in respect of Eightieth Accrual Members
•	22% of Eligible Earnings in respect of Executive Members

To be paid to the Plan on or before the 19th of the calendar month following that to which the payment relates.

In respect of the shortfall in funding in accordance with the recovery plan dated July 2008:

Chesapeake Plc will pay £6.0 million per annum in annual instalments for a period of 15 years, from 2007 to 2021 inclusive. These contributions are to be paid annually no later than 15 July each year, save that the contribution payable in 2008 shall be paid no later than 16 July 2008.

2. Expenses

For the period from 5 April 2007 to 30 June 2008: In addition to the amounts shown above, Chesapeake Plc will also pay an annual contribution to the Plan equal to the Plan’s administration expenses (including the Pension Protection Fund levy). The annual contribution will be equal to the expenses paid by the Plan in the year to 5 April each year and will be paid no later than 15 July that year, save that the expenses payable in respect of the year to 5 April 2008 shall be paid no later than 16 July 2008. The first contribution will be in respect of expenses paid by the Plan in the year to 5 April 2007 and will be paid by 15 July 2007.

For the period from 1 July 2008: The employer will meet the Plan’s administration expenses (including the Pension Protection Fund levy) directly as they fall due.

3. Augmentation payments

In respect of augmentations granted, the employer will pay additional amounts to cover the costs of benefit augmentations within one month of the later of the date of granting the augmentation and the date on which the Trustee receives the details of the costs from the Scheme Actuary.

4. Contributions by active members:

•	Sixtieth Accrual Members:10% of Eligible Earnings (or 1.5% of gross pay, if greater, for Previous Scheme Commencement Date Joiners)

•	Executive Members:12% of Eligible Earnings (or 1.5% of gross pay, if greater, for Previous Scheme Commencement Date Joiners)

•	Eightieth Accrual Members:8% of Eligible Earnings

These contributions will be deducted from pay by the employer and paid to the Plan on or before the 19th of the calendar month following deduction.

These amounts do not include members’ Additional Voluntary Contributions.

5. Definition of Eligible Earnings

Eligible Earnings are defined as a member’s basic salary (excluding overtime payments), plus any bonus and commission which the employer determines is pensionable, less the Lower Earnings Limit, and less any amount in excess of the Permitted Maximum (in the case of certain members as defined in the Plan’s Definitive Trust Deed and Rules).

This schedule of contributions may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this schedule of contributions.

Signed on behalf of Chesapeake Plc

Signature:   /s/ G. Faller
Name:          G. Faller
Position:     Director
Date:           15 Jul. 08

Signed on behalf of Field Group Pension Trustee Limited

Signature:   /s/ M. H. O'Connell
Name:          M. H. O'Connell
Position:     Chairman
Date:           15.07.08.

ACTUARIAL CERTIFICATION OF THE SCHEDULE OF CONTRIBUTIONS

Name of scheme:     Field Group Pension Plan

Adequacy of rates of contributions

1.
I certify that, in my opinion, the rates of contributions shown in this schedule of contributions are such that the statutory funding objective could have been expected on 5 April 2006 to be met by the end of the period specified in the recovery plan dated July 2008.

Adherence to statement of funding principles

2.	I hereby certify that, in my opinion, this schedule of contributions is consistent with the Statement of Funding Principles dated July 2008.

The certification of the adequacy of the rates of contributions for the purpose of securing that the statutory funding objective can be expected to be met is not a certification of their adequacy for the purpose of securing the scheme's liabilities by the purchase of annuities, if the scheme were wound up.

Signature: /s/ A. Higginbottom	Date: 15/07/08
Name: Alison Higginbottom	Qualification: FIA
Address: Prospect House Abbey View St Albans Herts AL1 2QU	Name of employer: Hewitt Associates Ltd